Item 77(E)
LEGAL PROCEEDINGS

Since October 2003, Federated and related entities (collectively,
 "Federated"), and various
Federated funds ("Funds"), have been named as defendants in sever al class action lawsuits now pending in the United States District Court for the District of M aryland. The lawsuits were purportedly filed on behalf of people who purchased, owned and/or r edeemed shares of
Federated-sponsored mutual funds during specified periods beginning
 November 1, 1998. The
suits are generally similar in alleging that Federated engaged in illegal and improper trading practices including market timing and late trading in concert with certain institutional traders, which allegedly caused financial injury to the mutual fund sharehol ders. These lawsuits began to be filed shortly after Federated's first public announcement that it had received requests for
information on shareholder trading activities in the Funds from the SEC, the Office of the New
York State Attorney General ("NYAG"), and other authorities. In that regard, on November 28,
2005, Federated announced that it had reached final settlements wit h the SEC and the NYAG with respect to those matters. Specifically, the SEC and NYAG settled proceedings against three
Federated subsidiaries involving undisclosed market timing arrangemen ts and late trading. The
SEC made findings: that Federated Investment Management Company ("FIMC
"), an SEC-
registered investment adviser to various Funds, and Federated Securit ies Corp., an SEC-registered broker-dealer and distributor for the Funds, violated provisions of t he Investment Advisers Act and Investment Company Act by approving, but not disclosing, three mark et timing arrangements, or the associated conflict of interest between FIMC and t he funds involved in the arrangements, either to other fund shareholders or to the funds' board;
 and that Federated
Shareholder Services Company, formerly an SEC-registered transfer agent
, failed to prevent a
customer and a Federated employee from late trading in violation of prov isions of the Investment
Company Act. The NYAG found that such conduct violated provisions of New
 York State law.
Federated entered into the settlements without admitting or denying the regulators' findings. As
Federated previously reported in 2004, it has already paid approximately
 $8.0 million to certain
funds as determined by an independent consultant. As part of these sett lements, Federated agreed to pay disgorgement and a civil money penalty in the aggregate amount of a n additional $72 million and, among other things, agreed that it would not serve as investm ent adviser to any registered investment company unless (i) at least 75% of the fund's direct ors are independent of
Federated, (ii) the chairman of each such fund is independent of Federated , (iii) no action may be taken by the fund's board or any committee thereof unless approved by a maj ority of the independent trustees of the fund or committee, respectively, and (iv) the f und appoints a "senior officer" who reports to the independent trustees and is responsible for mo nitoring compliance by the fund with applicable laws and fiduciary duties and for managing the p rocess by which management fees charged to a fund are approved. The settlements are describ ed in Federated's announcement which, along with previous press releases and related communic ations on those matters, is available in the "About Us" section of Federated's website at FederatedInvestors.com.
Federated and various Funds have also been named as defendants in several additional lawsuits,
the majority of which are now pending in the United States District Court for the Western District of Pennsylvania, alleging, among other things, excessive advisory and Rule
 12b-1 fees.
The board of the Funds has retained the law firm of Dickstein Shapiro LLP to represent the Funds
in these lawsuits. Federated and the Funds, and their respective counsel, a re reviewing the allegations and intend to defend this litigation. Additional lawsuits base d upon similar allegations may be filed in the future. The potential impact of these lawsuits, all of which seek unquantified
damages, attorneys' fees, and expenses, and future potential similar suits is uncertain. Although we do not believe that these lawsuits will have a material adverse effect o n the Funds, there can be no assurance that these suits, ongoing adverse publicity and/or other de velopments resulting from the regulatory investigations will not result in increased Fund redemp tions, reduced sales of
Fund shares, or other adverse consequences for the Funds.